UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2016
NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue
New York, New York 10016
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

The information included in Item 2.03 below is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 15, 2016, NYMT Residential 2016-RP1, LLC (the “Issuer”), a wholly-owned subsidiary of New York Mortgage Trust, Inc. (“NYMT”), completed the issuance and sale of $177.5 million of Class A Notes of the Issuer (the “Class A Notes”) and issuance of $25.5 million of Class M Notes of the Issuer (the “Class M Notes” and together with the Class A Notes, the “Notes”) representing the interests in a pool of performing and re-performing seasoned mortgage loans having an aggregate unpaid principal balance of approximately $282.8 million as part of a previously announced securitization transaction. The mortgage loans included in the securitized pool of loans were previously acquired by NYMT in secondary market transactions. As part of the securitization transaction, NYMT is holding 5% of the Class A Notes and NYMT Loan Financing, LLC, a wholly-owned subsidiary of NYMT, has retained all of Class M Notes and also holds a 100% interest in the membership certificate of the Issuer. The consummation of the securitization transaction resulted in gross proceeds to NYMT, through the Issuer, of approximately $167.7 million.

The Notes were issued pursuant to an indenture (the “Indenture”), dated April 15, 2016, by and between the Issuer and U.S. Bank National Association, as indenture trustee (the “Trustee”). The Notes have a stated interest rate of 4.00%.

Payments of interest and principal on the Class A Notes, and payments of interest and in certain limited circumstances, principal, on the Class M Notes, will be made on each monthly payment date commencing on April 25, 2016, from available funds. To the extent there are insufficient available funds to pay the interest payment (including any Cap Carryover (as defined in the Indenture)) for the Class A Notes on a payment date, such payments will be made from amounts in a reserve account. The available funds will generally be equal to payments and other proceeds, including sales proceeds, received in respect of the mortgage loans included in the securitized pool, during the related collection period less certain fees and amounts payable by the Issuer. Following payments of interest required to be paid on each payment date, principal will be repaid from remaining available funds. The Issuer may, in its discretion, transfer any of the mortgage loans for the purpose of selling the loans to third parties, subject to certain conditions.
The Class A Notes have an expected redemption date of March 25, 2019, with a stated final maturity date of March 25, 2021. In the event the Notes are not redeemed in full by the expected redemption date, a “Credit Event” will be deemed to have occurred. Following a Credit Event, the fixed per annum rate for the Class A Notes will increase to 7.00% for each accrual period in the first year after a Credit Event and to 8.00% for each accrual period on or after the one-year anniversary of the Credit Event (but in each case, the applicable note rate will remain subject to the related available funds cap). In addition, following a Credit Event, the Class M Notes will only be entitled to payments of principal and interest following payment in full of the Class A Notes.

An event of default under the Indenture includes (i) the failure by the Issuer to pay the interest payment amount on any payment date, (ii) the failure by the Issuer to pay the aggregate accrued Cap Carryover (as defined in the Indenture) in full for the Class A Notes within two years of the payment date on which the Class A Notes first accrued any such portion of the Cap Carryover, (iii) the failure by the Issuer to pay in full all interest (including any Cap Carryover (as defined in the Indenture)), principal and fees due in respect of the Notes by the stated final maturity date, without regard to available funds, (iv) a default by the Issuer in the observance of any negative covenants or any representations and warranties made by the Issuer under the Indenture or the Notes, subject to certain conditions, and (v) certain events of bankruptcy, insolvency, receivership or reorganization of the Issuer. If an event of default shall occur and be continuing with respect to the Notes, the Indenture Trustee, upon the direction of noteholders holding more than 66 2/3% of the Class A Notes, will declare the principal of the Notes and accrued and unpaid interest thereon due and payable immediately.

The foregoing is not a complete discussion of the Indenture and is qualified in its entirety by reference to the full text of the Indenture attached to this Current Report on Form 8-K as Exhibit 4.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being filed herewith this Current Report on Form 8-K.

4.1	Indenture, dated April 15, 2016, by and between NYMT Residential 2016-RP1, LLC and U.S. Bank National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: April 19, 2016	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President